Exhibit 99.2

Contact:
Laura Ruiz	804.788.6005
Danielle Paquette	804.788.6045

Albemarle Announces Common Stock and Debt Offerings

RICHMOND, VA, January 6, 2005 — Albemarle Corporation (NYSE: ALB) announced today that it intends to commence concurrent public offerings of 4,000,000 shares of its common stock (4,673,000 shares if the option granted by the company to the underwriters to cover over-allotments, if any, is fully exercised) and $300.0 million aggregate principal amount of senior notes. In addition, a member of the family of F.D. Gottwald, Jr. and certain affiliates of the family are offering up to 488,420 shares of the company’s common stock, representing approximately 5% of the aggregate number of shares beneficially owned by them. Albemarle will not receive any proceeds from the sale of these shares by the selling shareholders.

The shares of common stock and notes will be offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. The common stock and notes offerings will be conducted as separate public offerings by means of separate prospectus supplements. The completion of the common stock offering is not contingent on the completion of the notes offering, but the completion of the notes offering is contingent upon the completion of the common stock offering.

The notes will be unsecured and unsubordinated obligations and will rank equally with all unsecured and unsubordinated indebtedness of the company. The maturity date of the notes is expected to occur in 2015.

The company intends to use the net proceeds from these offerings to repay substantially all of the $450 million 364-day bridge loan that the Company incurred in connection with its acquisition of the refinery catalysts business of Akzo Nobel N.V. To the extent that the proceeds from the offerings are insufficient to repay the 364-day bridge loan in full, then the company intends to pay the balance with borrowings from its revolving credit facility. The company expects to price the offerings the week of January 10, 2005.

Bear, Stearns & Co. Inc., UBS Securities LLC, and Banc of America Securities LLC are joint book-running managers for both offerings. BNY Capital Markets, Inc. and Fortis Securities LLC are co-managers for both offerings. In addition, First Analysis Securities Corporation is a co-manager for the common stock offering, and SunTrust Capital Markets, Inc., ABN AMRO Incorporated, Daiwa Securities SMBC Europe Limited, J.P. Morgan Securities Inc., Lazard Frères & Co. LLC, and Wachovia Capital Markets, LLC are co-managers for the notes offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers for the securities will be made only by means of prospectus supplements forming part of the registration statement. Preliminary prospectus supplements and prospectus relating to these securities can be obtained from Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York ((631) 254-7135), UBS Securities LLC, 299 Park Avenue, New York, New York ((212) 821-3000), or Banc of America Securities LLC, 9 West 57th Street, New York, New York ((646) 733-4166).

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the offerings and Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission.